EMEZINE SETTLEMENT AGREEMENT

EMEZINE SETTLEMENT AGREEMENT (this “Agreement”) dated as of December 30, 2009 (the “Execution Date”) between BioDelivery Sciences International, Inc., a Delaware corporation (“Parent”), Arius Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Arius”; with Parent, “BDSI”), Accentia Biopharmaceuticals, Inc., a Florida corporation (“ABPI”), TEAMM Pharmaceuticals, Inc., a Florida corporation and wholly-owned subsidiary of ABPI (d/b/a Accentia Pharmaceuticals; “ABPI Sub”; with ABPI, “Accentia”). Arius, Parent, ABPI and ABPI Sub are each a “Party” to this Agreement (collectively, the “Parties”).

WITNESSETH:

WHEREAS, Arius and ABPI Sub previously entered into that certain Distribution Agreement dated March 12, 2004 (the “Distribution Agreement”);

WHEREAS, the Parties wish to resolve a dispute between them concerning the Distribution Agreement as described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties hereto agree as follows:

1. Definitions. For the purposes hereof, in addition to any capitalized terms defined elsewhere in this Agreement, the following terms shall have the indicated meanings:

a. “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

b. “Analytica” means Analytica International, Inc., a Florida corporation and wholly-owned subsidiary of ABPI.

c. “API” means the active pharmaceutical ingredient used in the Royalty Product.

d. “Approval” means the approval by the relevant Governmental Authority required for the initial launch, marketing and sale of the Royalty Product for human therapeutic use.

e. “BEMA” or “BEMA Technology” means the proprietary bioerodible, mucoadhesive multi-layer polymer film technology to which Arius and its Affiliates own exclusive rights, as further described in the patent rights listed on Exhibit A.

f. “BEMA Buprenorphine” means any product using the BEMA Technology and containing Buprenorphine alone or in combination with any other API(s), or naloxone, a naloxone Derivative or another opioid antagonist.

g. “BEMA Fentanyl” means any product using the BEMA Technology and containing Fentanyl alone or in combination with any other API(s), or naloxone, a naloxone Derivative or another opioid antagonist.

h. “BEMA Granisetron” means the first product where an NDA is filed with the FDA using the BEMA Technology and containing Granisetron.

i. “Biovest” means Biovest International, Inc., a Delaware corporation and majority-owned subsidiary of ABPI.

j. “Buprenorphine” means buprenorphine or any Derivative thereof.

k. “Court” means the United States Bankruptcy Court for the Middle District of Florida, Tampa Division.

l. “Closing” means the closing of the transaction contemplated by this Agreement, which shall occur on the Approval Date for Agreement.

m. “Derivative” means, with respect to any chemical compound, any analog, derivative, isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, intermediate (including synthetic intermediates), or polymorph thereof.

n. “Development” means, and includes, but is not limited to, all preclinical, clinical, and other product development, product research or consulting activities relating to all aspects required for development of the Royalty Product anywhere in the world (specifically including any and all regulatory registrations worldwide), which include but are not limited to research, pre-clinical, legal (including intellectual property), clinical and regulatory activities, both internal (billed at the then prevailing hourly rate of the employee) and external, directed towards obtaining Regulatory Approval of the Royalty Product, conducting any and all clinical trials of or for Royalty Products, obtaining the Regulatory Approval of a Royalty Product, and all activities relating to developing the ability to manufacture API, clinical trial materials, or finished product. This includes, but is not limited to in vitro studies, animal studies, chemical synthesis, toxicology, pharmacology, test method development and stability testing, formulation, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, pharmacovigilance, clinical studies, regulatory affairs, manufacturing process development for bulk and final forms of API, clinical trial materials, or product for commercial distribution, validation documentation, all documentation generated in connection with the manufacturing and/or processing activities and manufacturing and quality assurance technical support activities with respect to clinical trial material or product for commercial distribution. The term “Develop” shall have a corresponding meaning. Development, however, excludes general development of the BEMA technology that is not being done for the benefit of the Royalty Product. BDSI will provide to ABPI a yearly statement of Development Costs. ABPI shall have 45 days following receipt of the annual report to object to any Development Cost.

o. “Development Cost” means all documented direct and indirect, internal as well as external Development (as defined above in the definition “n” above) costs and related reasonable overhead allocation, including but not limited to out-of-pocket expenses, incurred, and expenditures made, by Parent, Arius, or any Affiliate of either of the foregoing, anywhere in the world with respect to the Royalty Product.

p. “Development Cost Credit” means an amount equal to the Development Cost plus an additional amount computed in the same manner as annually non-compounded interest on such Development Cost, on the basis of a 365-day year pro rated for any partial year, at a per annum interest rate equal to the applicable Interest Rate, provided that, to the extent any Non-Royalty Sublicensing Revenue is received by Arius, Parent, or any Affiliate of either of the foregoing, the Development Cost Credit shall be reduced by an amount equal to thirty percent (30%) of such Non-Royalty Sublicensing Revenue.

q. “Effective Date” means the date when any and all conditions to the effectiveness of the Plan have either been satisfied or waived by Accentia as provided in the Plan. The Parties acknowledge that in the event that, prior to the Effective Date ABPI converts the Reorganization Proceeding from Chapter 11 to Chapter 7, or liquidates a majority of its assets under Chapter 11, the revenue sharing provisions of Paragraph 3 shall not vest.

r. “EU” means the member countries of the European Union on the Execution Date.

s. “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto in the United States.

t. “Fentanyl” means fentanyl or any Derivative thereof.

u. “First Commercial Sale” means the first commercial sale for monetary value in the worldwide of the Royalty Product by Parent, Arius, or any of their Affiliates or sublicensees for use, consumption or resale where Regulatory Approval of such Royalty Product has been obtained by Parent, Arius, or any of their Affiliates or sublicensees. The sale of a Royalty Product to Parent, Arius, or any Affiliate or sublicensee of either of the foregoing, respectively, shall not constitute a First Commercial Sale unless Parent, Arius, or such Affiliate or sublicensee, respectively, is the end user of such Royalty Product.

v. “Generic Competition” means any product incorporating the same API(s) as the Royalty Product in a form reasonably intended to deliver such API(s) through the mucosa of the oral cavity.

w. “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof, or (c) any supranational body (e.g. the EMEA).

x. “Initial Payment Credit” means an amount equal to the Initial Payment plus an additional amount computed in the same manner as annually non-compounded interest on such Initial Payment, on the basis of a 365-day year pro rated for any partial year, at a per annum interest rate equal to the applicable Interest Rate.

y. “Interest Rate” means (i) with respect to the Development Cost Credit, the weighted average Prime Rate from the date the first Development Cost was incurred or paid until the First Commercial Sale, calculated on the basis of the Prime Rate on the last day of each calendar month and the total aggregate amount of Development Cost incurred or paid through the end of such calendar month, and (ii) with respect to the Initial Payment Credit the weighted average Prime Rate from the Approval Date for Agreement until the First Commercial Sale calculated on the basis of the Prime Rate on the last day of each calendar month during such period.

z. “NDA” means a New Drug Application submitted and filed with the FDA as more fully defined in 21 C.F.R. § 314.5 et seq., including but not limited to such an application filed under Section 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act, as amended.

aa. “Net Sales” means the amounts received by BDSI and its Affiliates for sales of the Royalty Product in the world following the Effective Date, less the following to the extent otherwise included in Net Sales: (i) reasonable returns, allowances, refunds, and rebates actually paid, granted or accrued, (ii) trade, quantity, cash, and other discounts and any other reasonable adjustments actually allowed or granted, including, but not limited to, those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged or defective goods, or recalls, (iii) chargebacks, rebates, reimbursements or similar payments or adjustments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, pharmacy benefit management companies, health maintenance organizations or other health care organizations, or any governmental or regulatory authority or agency (including their purchasers and/or reimbursers), (iv) adjustments arising from consumer discount programs, (v) customs or excise duties, tariffs, sales, consumption, value added, and other taxes (except income taxes) or similar payments related to particular sales or shipments of the Royalty Product, and (vi) freight, handling, and insurance. Notwithstanding anything herein to the contrary, the transfer of a Royalty Product to an Affiliate, sublicensee, or other Third Party (i) in connection with the research, development or testing of a Royalty Product, (ii) for purposes of distribution as promotional samples or resale, or (iii) for indigent or similar public support or compassionate use programs shall not, in any case, be considered a sale of a Royalty Product under this Agreement.

bb. “Non-Royalty Sublicensing Revenue” means all payments received by Parent, Arius, or any Affiliate of either of the foregoing from any Third Party following the Effective Date but prior to the initial approval by FDA of an NDA submitted with respect to the Royalty Product, as consideration for the grant of a license by Parent, Arius, or any Affiliate of either of the foregoing to such Third Party to commercialize the Royalty Product, and paid with respect to (i) any events occurring prior to the initial approval by FDA of an NDA with respect to the

Royalty Product or (ii) the approval by FDA of the initial such NDA, provided that Non-Royalty Sublicensing Revenue shall specifically exclude (i) Sublicensing Royalties, (ii) purchases of equity or debt of Arius, Parent, or any Affiliate of either of the foregoing, (iii) payments made in connection with research and development agreements, joint ventures, partnerships or collaboration agreements where Arius, Parent, or an Affiliate of either of the foregoing is obligated to perform research and development of any Royalty Product(s), and (iv) other payments made by a sublicensee as consideration for Arius’, Parent’s, or any of their Affiliate’s performance of services or provision of goods including clinical trial materials and product placebos, but other than providing Royalty Product for commercial sale without a charge of any nature. For clarification, Sublicensing Royalties are excluded from Non-Royalty Sublicensing Revenue. For further clarification, any payment received by BDSI that is in lieu of future commercial sales or provides for the recapture or repayment of such payment based on future commercial sales of Royalty Products will be considered part of Sublicensing Royalties.

cc. “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

dd. “Plan” means the confirmed plan of reorganization of Accentia in the Reorganization Proceeding.

ee. “Prime Rate” means the prime rate of interest quoted in the Money Rates (or equivalent) section of The Wall Street Journal (or any substitute source mutually agreed to by the Parties).

ff. “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, clearances, or authorizations of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are reasonably necessary for the manufacture, distribution, use or sale of a drug, biological, pharmaceutical, or medical device, as applicable, for human therapeutic or prophylactic use in a particular jurisdiction.

gg. “Regulatory Authority” means Governmental Authority with responsibility for granting Regulatory Approvals in a particular jurisdiction, including, without limitation, the FDA, and where applicable any ethics committee or any equivalent review board.

hh. “Reorganization Proceeding” means the proceeding now pending in the Court for Accentia.

ii. “Royalty Product” means the first product for which an NDA is filed containing BEMA Granisetron following the date hereof; provided, however if BEMA Granisetron is not the first BEMA-based product for which an NDA is filed with the FDA by or on behalf of BDSI following the date hereof, then Royalty Product shall mean the first BEMA-based product for which an NDA is filed with the FDA by or on behalf of BDSI following the date hereof; provided, further however, that Royalty Product shall (i) exclude any BEMA-based product containing Fentanyl or a Derivative thereof, or Buprenorphine or a Derivative thereof; and (ii) exclude any product, and Net Sales related to such product, other than the specific product approved under such NDA or any modification of the Royalty Product using the same API except where a new IND requiring a clinical trial is filed.

jj. “Sublicensing Royalties” means all sales-based running royalties received by BDSI or its Affiliates from any Third Party following the Effective Date as consideration for the grant of a license by Parent, Arius, or any Affiliate of either of the foregoing to such Third Party to commercialize the Royalty Product, and paid based on such Third Party’s commercial sales of Royalty Product, provided that Sublicensing Royalties shall specifically exclude (i) upfront, license, maintenance, development milestone, commercial milestone, and similar payments to the extent that such payment is not in lieu of commercial sales of the Royalty Product or subject to recapture or refund based on future commercial sales of the Royalty Product, (ii) purchases of equity or debt of Arius, Parent, or any Affiliate of either of the foregoing, (iii) payments made in connection with research and development agreements, joint ventures, partnerships or collaboration agreements where Arius, Parent, or an Affiliate of either of the foregoing is obligated to perform research and development of any Royalty Product(s), and (iv) other payments made by a sublicensee as consideration for Arius’, Parent’s, or any of their Affiliate’s performance of services or provision of goods including but not limited to clinical trial materials and product placebos.

kk. “Third Party” means any Person other than any Party or any Affiliate of a Party.

ll. “Warrant” means that certain Warrant to Purchase Two Million (2,000,000) Shares of the Common Stock of Biovest, in the form set forth on Exhibit B hereto.

2. Initial Payment.

a. On the eleventh (11th) day following the date on which the Court in ABPI’s Reorganization Proceeding enters an order authorizing Accentia to carry out this Agreement, and provided there are no requests for reconsideration and provided there exists no appeal of or to such order (“Approval Date for Agreement”), Parent shall pay ABPI Sub Two Million Five Hundred Thousand Dollars ($2,500,000) in cash U.S. by wire transfer (the “Initial Payment”).

b. BDSI shall place Two Million Five Hundred Thousand Dollars ($2,500,000) into escrow with a neutral party reasonably suitable to ABPI two (2) business days after ABPI files with the Court in the Reorganization Proceeding a motion for an order authorizing Accentia to carry out this Agreement (“Filing Date”). BDSI’s escrow deposit obligation shall only be triggered after ABPI provides to BDSI, a copy of the motion, date stamped by the Court requesting the Court to authorize Accentia to carry out this Agreement. Should the Approval Date for Agreement occur more than forty-five (45) days after the Filing Date either Party may terminate this Agreement and all Parties shall have all rights as existed before the execution of this Agreement.

3. Payments related to Product Rights.

a. Effective Date. ABPI Sub shall be entitled to the payments set forth in this Section; provided, however, the rights to such payments shall vest, if at all, on the Effective Date. In the event that the Effective Date has not occurred on or before December 31, 2010, any obligation on the part of BDSI to make payments under this Section 3 shall terminate.

b. Revenue-Sharing. Commencing with the first calendar quarter following the Effective Date during which Net Sales are received, and subject to the termination provisions set forth in this Agreement, BDSI will pay to ABPI Sub, on a quarterly basis, an amount equal to fifteen percent (15%) of Net Sales of the Royalty Product. In the event that Sublicensing Royalties are received by BDSI pursuant to Net Sales by a Third Party, BDSI will pay to ABPI Sub, on a quarterly basis, thirty percent (30%) of Sublicensing Royalties (e.g. if BDSI receives $1.00 in Sublicensing Royalties under this Agreement, the payment to ABPI Sub hereunder would be $.30). For clarity, ABPI Sub will receive no revenue under this paragraph whether on Net Sales of the Royalty Product or Sublicensing Royalties until all BDSI Development Costs on the Royalty Product have been fully recovered, including, but not limited to:

i. where BDSI’s Development Costs are recovered, but where Development Costs are then again expended, such as for regulatory registrations in another country; and

ii. milestone or other monies received in lieu of commercial sales of Royalty Product wherein BDSI owes Sublicensing Royalties on such milestone or monies received.

4. Generic Competition.

a. In the event of Generic Competition, BDSI and ABPI will negotiate in good faith to adjust the revenue sharing described in Section 3b of this Agreement as necessary to maintain the relative economic benefit attributable to each Party from the Royalty Product as it existed before the commencement of Generic Competition. The goal of the negotiation will be to avoid the Generic Competition from disproportionately impacting the relative economic benefit for either Party. As such, relative economic benefit relating to Net Sales will be measured for ABPI by the amount of the ABPI royalty received from the Royalty Product (the ABPI economic benefit), and for BDSI by the amount of BDSI Net Sales minus ABPI royalty paid minus fully loaded cost of sales minus sales and marketing expense for the Royalty Product (the BDSI Net Sales economic benefit). Relative economic benefit relating to Sublicensing Royalties will be measured for ABPI by the amount of the ABPI royalty received from the Royalty Product (the ABPI economic benefit), and for BDSI by the amount of BDSI Sublicensing Royalties minus ABPI royalty paid minus fully loaded cost of sales for the Royalty Product (the BDSI Sublicensing Royalty economic benefit). Maintenance of relative economic benefit for each party as it existed before the commencement of Generic Competition will be accomplished for Net Sales by adding the ABPI economic benefit and the BDSI Net Sales economic benefit to arrive at the total Net Sales economic benefit, and then deriving the percentage of total Net Sales economic benefit that relates to ABPI and BDSI by dividing the ABPI economic benefit and the BDSI Net Sales economic benefit, respectively, by the total Net Sales economic benefit. These percentages will be applied to the total Net Sales economic benefit that is calculated in the aforementioned manner after commencement of Generic Competition to maintain the relative economic benefit as it existed before commencement of Generic Competition. Maintenance of the above relative economic benefit for each party will be as it existed before the commencement of Generic Competition and accomplished for Sublicensing Royalties by adding the ABPI economic benefit and the BDSI Sublicensing Royalties economic benefit to arrive at the total Sublicensing Royalties economic benefit, and then deriving the percentage of total Sublicensing Royalties economic benefit that relates to ABPI and BDSI by dividing the ABPI economic benefit and the BDSI Sublicensing Royalties economic benefit, respectively, by the total Sublicensing Royalties economic benefit. These percentages will be applied to the total Sublicensing Royalties economic benefit that is calculated in the aforementioned manner for the period after commencement of Generic Competition to maintain the relative economic benefit as it existed before commencement of Generic Competition. Appropriate adjustments to royalties paid to ABPI will be made to maintain the relative economic benefit attributable to either party from the Royalty Product. This is a year-on-year adjustment that has to be made subsequent to the entry of Generic Competition.

b. In the event the Parties cannot reach a mutual agreement within 90 days from notice of Generic Competition, either Party may commence binding arbitration before a three member panel of the American Arbitration Association seated in Atlanta, Georgia to determine if the Generic Competition disproportionately impacts either party in a material way and if so to determine the appropriate adjustment to the revenue sharing arrangement to avoid such a disproportionate impact. The determination of arbitration shall be final and binding on this matter.

c. Arius shall be entitled to apply the Initial Payment Credit and Development Cost Credit against all amounts due under Section 3 of this Agreement, such that, until the cumulative amounts due under Section 3 of this Agreement exceed the sum of the Development Cost Credit and Initial Payment Credit, Arius shall not be required to make any payments to ABPI under Section 3 of this Agreement.

5. Payment Procedures.

a. Timing of Payments. All amounts due ABPI Sub pursuant to Section 3.b. shall be payable quarterly in arrears and such payments shall be made by BSDI to ABPI Sub (A) for Net Sales, within thirty (30) days; and for Sublicensing Royalties within ninety (90) days after March 31, June 30, September 30 and December 31 of each year. Each quarterly payment shall be accompanied by a written statement of royalties as described below.

b. Written Statement. Along with each remittance of payments pursuant to Section 3 to ABPI Sub, BDSI shall include a report covering: (i) the gross sales of all Royalty Product sold by BDSI and its Affiliates during the applicable calendar quarter; (ii) the Net Sales of all Royalty

Product sold by BDSI and its Affiliates during the applicable calendar quarter and a detailed calculation of the reconciliation between gross sales and Net Sales showing those items deducted from gross sales pursuant to the definition of Net Sales; (iii) all Sublicensing Royalties received during the applicable calendar quarter; (iv) the royalties payable with respect to Net Sales and Sublicensing Royalties; and (v) the amount of Development Cost Credit and Initial Payment Credit applied towards the relevant payments due under Section 3. If no Net Sales or Sublicensing Royalties are received during any reporting period, BDSI will provide a statement to this effect to ABPI Sub.

c. Payments. All amounts due under this Agreement shall be paid to ABPI Sub in United States dollars. All payments under Section 3 shall be made by electronic transfer in immediately available funds to the respective account designated in writing by ABPI Sub. BDSI shall notify ABPI Sub’s treasurer, or such other ABPI Sub representative as ABPI Sub’s treasurer shall designate in writing, by facsimile transmission, or by other electronic means, as to the date and amount of any payment that BDSI shall make.

d. Books and Records. BDSI shall keep comprehensive books and records relating to this Agreement in accordance with GAAP. Such books and records shall document all Development Costs, gross sales, Net Sales, and Sublicensing Royalties and include all information subject to audit pursuant to Section 5e below. All such books and records shall be maintained for three (3) years following the relevant year or such longer period as is required by applicable laws, provided that all books and records concerning Development Costs and the Interest Rates shall be retained for at least three (3) years following the last calendar quarter for which the Development Cost Credit and Initial Payment Credit were applied against amounts due under Section 3.

e. Audits. These audit and adjustment provisions apply with respect to all payments due or owing pursuant to this Agreement. ABPI Sub shall have the right to have the applicable books and records of BDSI audited by an independent certified public accountant, acceptable to BDSI, under appropriate confidentiality provisions for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations under this Agreement. The cost of any such audit shall be paid by ABPI Sub and shall be conducted no more than once each calendar year, and upon at least thirty (30) days advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of BDSI. The results of any such audit shall be delivered simultaneously in writing to each Party. Any underpayment determined by such audit shall promptly be paid by BDSI; any overpayment determined by such audit shall be reimbursed by ABPI Sub. If BDSI has underpaid amounts due under this Agreement by more than ten percent (10%) over any calendar year, BDSI shall also reimburse ABPI Sub for the reasonable, documented cost of such audit (with the cost of the audit to be paid by ABPI Sub in all other cases).

f. Withholding Taxes. In the event any of the payments made by BDSI under this Agreement become subject to withholding taxes or similar obligations under the laws of any jurisdiction, such amounts payable to ABPI Sub shall be reduced by the amount deducted or withheld, and BDSI shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to ABPI Sub an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental

Authority of all amounts deducted and withheld sufficient to enable ABPI Sub to claim such payment of taxes. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, ABPI Sub. BDSI will provide ABPI Sub with, at ABPI Sub’s expense, reasonable assistance to enable ABPI Sub to recover such taxes as permitted by law.

6. Termination. BDSI’s obligations under Section 3 of this Agreement shall terminate on the BDSI’s exercise of the Arius Option and payment to ABPI Sub of the amount described in Section 8.

7. Release of Claims.

a. In consideration of BDSI’s execution of this Agreement and BDSI’s obligations hereunder, and based upon the mutual promises contained herein and other good and valuable consideration and actual receipt of the Initial Payment, ABPI and ABPI Sub, on their behalf and on behalf of all of their Affiliates, divisions, employees, owners, stockholders, officers, directors, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “Accentia Releasing Parties”), hereby fully and expressly, knowingly, voluntarily, and unconditionally release, acquit and forever discharge Parent, Arius, and all of their Affiliates, divisions, employees, owners, stockholders, officers, directors, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “BDSI Released Parties”), from any and all claims, obligations, liabilities, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, contracts, commitments or expenses of every kind and nature, including attorneys’ fees, that any of the Accentia Releasing Parties now has, or which it may have against the BDSI Released Parties from the beginning of time up to, through, including, and following, the Approval Date for Agreement, including specifically any matters relating to the Distribution Agreement, any Party’s performance thereunder or breach thereof, the development or commercialization of any products thereunder, the termination thereof, any actual or potential claim that any warrant or other security was required to be issued thereunder, or any such warrant or alleged or actual interest therein (but expressly excluding any obligations, rights, claims or liabilities arising under or as a result of this Agreement). ABPI and ABPI Sub, on their behalf and on behalf of the other Accentia Releasing Parties, covenant and agree not to commence, aid, prosecute or cause to be commenced or prosecuted any action or other proceeding, based upon any claims, demands, obligations, or causes of action relating to, arising under, out of, or in connection with its relationship with the BDSI Released Parties, and ABPI and ABPI Sub further covenant and agree to hold harmless and indemnify the BDSI Released Parties in respect of all losses, claims, damages, liabilities, fees, penalties or related costs or expenses (including, but not limited to, court costs and attorneys’ fees), suffered, sustained, incurred, or required to be paid by the BDSI Released Parties from or in connection with any such action or proceeding by ABPI, ABPI Sub, any Affiliate of either of the foregoing, or any other Accentia Releasing Party. The Parties acknowledge that neither Arius nor Parent are, by their execution of and performance under this Agreement, acknowledging or admitting any matter, fault, or liability.

b. In consideration of Accentia’s execution of this Agreement and Accentia’s obligations hereunder, and based upon the mutual promises contained herein and other good and valuable consideration, Parent and Arius, on their behalf and on behalf of all of their Affiliates, divisions, employees, owners, stockholders, officers, directors, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “BDSI Releasing Parties”), hereby fully and expressly, knowingly, voluntarily, and unconditionally release, acquit and forever discharge ABPI, APBI Sub and all of their Affiliates, divisions, employees, owners, stockholders, officers, directors, legal representatives, insurers, creditors, related companies, predecessors, successors, heirs, assigns and personal representatives (collectively, the “Accentia Released Parties”), from any and all claims, obligations, liabilities, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, contracts, commitments or expenses of every kind and nature, including attorneys’ fees, that any of the BDSI Releasing Parties now has, or which it may have against the Accentia Released Parties from the beginning of time up to, through, including, and following, the Approval Date for Agreement. Parent and Arius, on their behalf and on behalf of the other BDSI Releasing Parties, covenant and agree not to commence, aid, prosecute or cause to be commenced or prosecuted any action or other proceeding, based upon any claims, demands, obligations, or causes of action relating to, arising under, out of, or in connection with its relationship with the Accentia Released Parties (but expressly excluding any obligations, rights, claims, or liabilities arising under or as a result of this Agreement). Parent and Arius further covenant and agree to hold harmless and indemnify the Accentia Released Parties in respect of all losses, claims, damages, liabilities, fees, penalties or related costs or expenses (including, but not limited to, court costs and attorneys’ fees), suffered, sustained, incurred, or required to be paid by the Accentia Released Parties from or in connection with any such action or proceeding by BDSI, Arius, any Affiliate of either of the foregoing, or any other BDSI Releasing Party. The Parties acknowledge that neither ABPI nor ABPI Sub are, by their execution of and performance under this Agreement, acknowledging or admitting any matter, fault, or liability.

8. Arius Option.

a. In the event that either Arius or Parent receives a bona fide offer from a third party to acquire all or substantially all of their respective assets or stock, Arius shall have the right, in its sole discretion, to terminate its payment and all other obligations relating to the Royalty Product as described in Section 3 of this Agreement, by payment to ABPI Sub of the greater of the fair market value of the Royalty Product as determined by an independent firm, or Four Million Five Hundred Thousand Dollars ($4,500,000) in cash U.S. by wire transfer (such right, the “Arius Option”).

The Parties agree that the independent firm shall be selected by the reasonable mutual agreement of BDSI and ABPI, and that the independent firm shall never have been employed by any of the Parties. In establishing the fair market value, the independent firm shall take into consideration all aspects of the then current market for the Royalty Product, including but not limited to, the following factors: estimated future costs, expenses and revenue from the Royalty Product as if it had been approved in the United States and EU, and assuming a commercially reasonable market potential, adjusted by the risk of achieving such potential based upon the conditions then in existence and the interest or infrastructure abilities and experience of any party responsible for sales in that country. Within 60 calendar days of the date on which the independent firm reports the fair market value, the amount equal to the greater of Four Million Five Hundred Thousand Dollars ($4,500,000) or the fair market value as determined by the independent firm shall be paid to ABPI Sub in cash U.S. by wire transfer.

In the event of termination of this Agreement by exercise of the Arius Option:

i. if BDSI has not then exercised the Warrant, the Warrant shall terminate and be of no continuing effect,

ii. if BDSI has exercised the Warrant, BDSI shall then pay to ABPI Sub, in additional to the Arius Option amount, the strike price of the Warrant, as defined in Section 9.

b. Should Arius at anytime during this Agreement wish to purchase-back the ABPI Sub’s rights to the Royalty Product from ABPI Sub, ABPI Sub agrees that it will entertain, negotiate and work with Arius, in good faith, in an effort to reach a mutually agreeable purchase price for the rights to the Royalty Product.

9. Issuance of Warrant.

a. Authorization. For and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ABPI has authorized the issuance and sale of the Warrant to Parent and Biovest International, Inc. has consented to the issuance and sale of the Warrant.

b. Sale. Parent hereby agrees to purchase from ABPI and ABPI agrees to sell and issue to Parent, the Warrant. The closing of the purchase and sale of the Warrant will take place on the Approval Date for Agreement. On the Approval Date for Agreement subject to the terms and conditions hereof, ABPI will deliver to Parent the Warrant.

c. Underlying Shares. ABPI represents and warrants to Parent that it owns 2,000,000 million shares of Biovest, free and clear of any and all encumbrances. So long as the Warrant is outstanding, in whole or in part, ABPI shall maintain such shares of Biovest free and clear of any and all encumbrances and shall (i) file a UCC 1 reflecting the terms of the Warrant; and (ii) place a legend on the shares indicating that such shares are subject to the Warrant and purchase by Parent. In the event, that ABPI is unable to transfer shares to Parent, free and clear of encumbrances, ABPI shall cause Biovest to issue such shares to Parent, free and clear of any and all encumbrances.

10. Warrant Terms.

The Warrant shall have a strike price equal to One Hundred Twenty Percent (120%) of the closing bid price for Biovest shares on the date on which the Court in ABPI’s Reorganization Proceeding enters an order authorizing Accentia to carry out this Agreement and the warrant shall fully vest on the Approval Date for Agreement. However, for the two (2) year period immediately following the vesting date BDSI must obtain the prior written approval of Biovest in order to exercise all or any portion of the Warrant (the “Warrant Black-out Period”). The

Warrant shall have a term of seven (7) years and shall include a cashless exercise feature. ABPI to the extent necessary, shall at the end of the Warrant Black-out Period cause its subsidiary, Biovest, to file a registration statement with the SEC covering the Underlying Equity Securities. Such registration statement, if required, shall remain effective for the term of the Warrant.

11. Representations and Warranties:

Representations and Warranties of Accentia. Accentia represents and warrants, jointly and severally, to Parent as of the Closing that:

a. Organization and Standing. Each of ABPI and ABPI Sub is a corporation duly organized, validly existing, and in good standing under the laws of such entity’s applicable state of incorporation, and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

b. Authorization. Accentia has taken all action necessary for the authorization, execution and delivery of this Agreement and the Warrant. This Agreement and the Warrant, when executed and delivered by Accentia and the other Parties hereto and thereto shall constitute valid and legally binding obligations of Accentia enforceable in accordance with their terms.

c. Validity. The sale of the Warrant and shares of common stock of Biovest for which the Warrant is exercisable (the “Underlying Equity Securities”), when issued, sold and delivered in accordance with the terms of this Agreement and the Warrant, will be validly issued, fully paid and nonassessable and free of any restrictions on transfer other than those imposed by state or federal securities laws. Accentia has obtained any and all consents and approvals required in order to issue the Warrant, including but not limited to any consents and approvals of the United States Bankruptcy Court.

d. Registration. To the extent required by Section 9 of this Agreement, Accentia shall cause Biovest to cause the Underlying Equity Securities to be the subject of an effective registration statement filed and declared effective by the Securities and Exchange Commission in accordance with the terms of Section 10.

e. Representations and Warranties of BDSI. BDSI represents and warrants to ABPI as of the Closing that:

f. Organization and Standing. Each of Parent and Arius is a corporation duly organized, validly existing, and in good standing under the laws of such entity’s applicable state of incorporation, and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

g. Authorization. BDSI has taken all action necessary for the authorization, execution and delivery of this Agreement. This Agreement, when executed and delivered by BDSI and the other Parties hereto and thereto shall constitute valid and legally binding obligations of BDSI enforceable in accordance with their terms.

h. Investment for Own Account. ABPI’s agreement to sell the Warrant to Parent is made in reliance upon Parent’s representation to Accentia, which by its execution hereof Parent hereby confirms, that the Warrant and Underlying Equity Securities to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, Parent further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to the Warrant or any Underlying Equity Securities.

i. Registration. Parent understands that the Warrant will not be registered but that the Underlying Equity Securities will be registered under the Securities Act of 1933 (the “1933 Act”) to the extent required by Section 10 of this Agreement.

j. Accredited Investor and Experience. Parent represents that: (i) it is an “accredited investor” within the meaning of Rule 501 of the Securities Act; (ii) its financial situation is such that it can afford to bear the economic risk of holding the Warrant and the Underlying Equity Securities for an indefinite period of time and suffer a complete loss of its investment in the Warrant and the Underlying Equity Securities; (iii) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Warrant and the Underlying Equity Securities as contemplated by this Agreement; (iv) it understands that its purchase of the Warrant and the Underlying Equity Securities is a speculative investment; and (v) it has had an opportunity to ask questions and receive answers from ABPI regarding the terms and conditions of the sale of the Warrant and the Underlying Equity Securities.

k. Restrictions on Transfer. Parent understands that the Warrant may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Warrant or an available exemption from registration under the 1933 Act, the Warrant must be held indefinitely. In particular, Parent is aware that the Warrant may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met.

l. Legend. Parent understands that each certificate representing the Warrant will be endorsed with a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

12. Non-Public Information. Parent and Accentia understand and agree that at no time under this Agreement or otherwise shall either Party nor any of their officers or directors have any duty or obligation to disclose any material non-public information to the other including, but not limited to, material information which may be adverse or beneficial to the other Party. Each Party hereto acknowledges the prohibitions imposed on buying, selling, trading or generally dealing in any security at a time when in possession of material non-public information and each Party agrees to comply herewith.

13. Miscellaneous.

a. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties worldwide. Until the Effective Date exclusive jurisdiction is otherwise vested in the Court and after the Effective Date all disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

b. Severability. Wherever possible each provision of this Agreement and the Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Warrant shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

c. Survival. The covenants and agreements made herein shall survive any investigation made by either Party and the Closing of the transactions contemplated hereby to the extent provided therein.

d. Successors. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the Parties hereto.

e. Assignments. No Party may assign or delegate this Agreement or its rights and obligations hereunder without the prior written consent of the other Parties, provided that (i) each of Arius and Parent shall be entitled to assign this Agreement, and its rights and obligations hereunder, without the other Parties’ consent (a) to an Affiliate of such Party or (b) subject to the provisions of the Arius Option, in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets or otherwise, and (ii) on the Effective Date, ABPI or ABPI Sub shall be entitled to transfer its rights to receive payments under this Agreement to Analytica or Biovest. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

f. Entire Agreement. This Agreement, the Warrant, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

g. Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Parties.

h. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement or the Warrant, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the Warrant, by law or otherwise afforded to any Party, shall be cumulative not alternative.

i. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

i. upon personal delivery to the Party to be notified;

ii. when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

iii. three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

iv. one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:

If to Arius, to:

Arius Pharmaceuticals, Inc.

c/o BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite 210

Raleigh, NC 27607

Attention: Mark A. Sirgo

Facsimile: (919) 582-9051

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail Suite 300

Raleigh, NC 27607

Attention: Larry E. Robbins

Facsimile: (919) 781 4865

If to BDSI, to:

BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite 210

Raleigh, NC 27607

Attention: Mark A. Sirgo

Facsimile: 919-582-9051

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail Suite 300

Raleigh, NC 27607

Attention: Larry E. Robbins

Facsimile: (919) 781 4865

If to ABPI or APBI Sub, to:

Accentia Biopharmaceuticals, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, FL 33606

Attention: Legal Department

Facsimile: (813) 258-6912

with a copy to:

Rocke, McLean & Sbar

2309 S. MacDill Avenue

Tampa, FL 33629

Attention: Robert Rocke

Facsimile: (813) 769-5601

and

Stichter, Riedel, Blain & Prosser, P.A.

110 East Madison Street, Suite 200

Tampa, FL 33602

Attention: Charles A. Postler

Facsimile: (813) 229-1811

or at such other address as the applicable Party may designate by written notice to the other Parties hereto given in accordance herewith.

j. Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement or the Warrant, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement and/or the Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

k. Fees and Expenses. Each Party will bear their respective expenses in connection with the execution of this Agreement and the Warrant.

l. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

m. Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

n. Broker’s Fees. Each Party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each Party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section being untrue.

o. Construction. Each Party acknowledges that its legal counsel participated in the preparation of this Agreement and the Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or the Warrant to favor any Party against the other.

[Signature page to follow.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed in its name effective as of the day first set forth above.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Name:	Samuel S. Duffey
Title:	President

TEAMM PHARMACEUTICALS, INC. (d/b/a Accentia Pharmaceuticals)

By:	/s/ Samuel S. Duffey
Name:	Samuel S. Duffey
Title:	President

Exhibit A

US 6,159,498

US 7,579,019

Exhibit B

Warrant

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ACCENTIA BIOPHARMACEUTICALS, INC. AND BIOVEST INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT

2,000,000 Shares of Biovest International, Inc.	Issue Date: , 2010

ACCENTIA BIOPHARMACEUTICALS, INC., a corporation organized under the laws of the State of Florida (the “Company”), hereby certifies that, for value received, BIODELIVERY SCIENCES INTERNATIONAL, INC., or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, through the close of business [seven years from the Approval Date for Agreement (the “Expiration Date”), up to 2,000,000 fully paid and nonassessable shares of common stock, $0.01 par value per share, of Biovest International, Inc. (“Biovest”) which are on the date hereof issued and outstanding and standing and owned of record and beneficially by the Company at the Exercise Price per share (as defined below) (the “Warrant Shares”). The number and character of the Warrant Shares and the Exercise Price per share under this Warrant are subject to adjustment as provided herein.

As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall mean Accentia Biopharmaceuticals, Inc.

(b) The “Exercise Price” applicable under this Warrant shall be $ [120% of the closing bid price for Biovest shares on the date on which the Court in the Company’s Reorganization Proceeding enters an order authorizing the Company to grant this Warrant]

1. Exercise of Warrant.

1.1. Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”), Warrant Shares, subject to adjustment pursuant to Section 3.

1.1	(a) CONSENT REQUIRED: Notwithstanding the foregoing, at any time after the date of issuance of this Warrant until the date which is two years after the issuance date, Holder may not exercise this Warrant unless Holder makes written request to Biovest International, Inc., and receives written authorization from Biovest’s President, CFO, or CEO to allow such exercise by Holder. At any time after the 2-year anniversary of the date of issuance of this Warrant and prior to its Expiration Date, Holder may exercise this Warrant, in whole or in part at Holder’s sole discretion. Written requests in accordance with this provision shall be addressed to:

Biovest International, Inc.

324 S. Hyde Park Ave., Suite 350

Tampa FL 33606

Attn: Samuel S. Duffey, Esq., President

1.2. Company Acknowledgment. The Company will, at the time of the exercise of this Warrant, upon the request of the Holder acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

2. Procedure for Exercise.

2.1. Delivery of Stock Certificates, Etc., on Exercise. Subject to Holder’s compliance with the provisions of Section 1.1 (a), the Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment shall have been made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable Warrant Shares.

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2.2. Exercise.

(a) Payment shall be made in cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable Warrant Shares determined as provided herein.

(b) Cashless Exercise. The Holder may, at any time (subject to the provisions of Section 1.1(a)) at its option, elect to exercise this Warrant, in whole or in part, on a cashless basis, by surrendering this Warrant, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Exercise Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 2.2(b), the number of Warrant Shares issued to the Holder shall be determined according to the following formula:

X = Y(A-B)

A

Where: X = number of Warrant Shares that shall be issued to the Holder;

    Y = the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Exercise Price);

  (A) = the Closing Price on the Trading Day immediately preceding the date of such election;

     B = the Exercise Price then in effect.

(c) Upon exercise, the Company shall issue to the Holder shares of Biovest (the “Common Stock”) which are freely tradable and which have no restrictive legend; provided, however, that if Biovest is unable to issue shares without a restrictive legend, Biovest shall, not later than [two years from the date of this Warrant] file a registration statement with the SEC covering the common stock underlying this Warrant. Such registration statement shall remain effective for the term of this Warrant.

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3. Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1. Adjustments. Subject and pursuant to the provisions of this Section 3, the Exercise Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) If Biovest shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock or other capital stock or securities or property, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which Biovest is the continuing corporation), then the number of Common Stock purchasable upon exercise of the Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Holder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock or securities or property which the Holder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Exercise Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization or reclassification of the capital stock of Biovest, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Common Stock immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Common Stock equal to the number of Common Stock immediately theretofore issuable upon exercise of the Warrant, had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The provisions of this paragraph (b) shall similarly apply to successive reorganizations or reclassifications.

(c) In case Biovest shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which Biovest is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to above), or subscription rights or warrants, the Exercise Price to be in effect after such payment date shall be determined by multiplying the Exercise Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock then outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair

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market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing bid price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be reasonably determined in good faith by the Board of Directors of the Company and the Holder.

(d) An adjustment to the Exercise Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 3, the Holder shall become entitled to receive any shares of capital stock of Biovest other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Warrant.

3.2. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) of Biovest referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the other securities and property receivable on or as a result of the Warrant Shares after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be.

4. Reservation of Warrant Shares Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, Warrant Shares from time to time issuable on the exercise of this Warrant.

5. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”) in whole or in part. On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the

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Company demonstrating compliance with applicable securities laws, which shall include, without limitation, the provision of a legal opinion from the Transferor’s counsel (at the Company’s expense) that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Warrant Shares called for on the face or faces of the Warrant so surrendered by the Transferor.

6. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon a bond if required and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

7. Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the Holder as the absolute owner of the Warrant and treat the Company as the absolute owner of the Warrant Shares for all purposes, notwithstanding any notice to the contrary.

8. Notices, Etc. All notices and other communications from the Company to the Holder and from the Holder to the Company shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such holder or, until any such holder furnishes to the Company an address, then to, and at the address of, the last Holder who has so furnished an address to the Company.

9. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION BROUGHT CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF FLORIDA OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA. The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. The Company acknowledges that legal counsel participated in the

6

preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

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IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

ACCENTIA BIOPHARMACEUTICALS, INC.

WITNESS:
By:
Name:
Title:

8

Exhibit A

FORM OF SUBSCRIPTION

(To Be Signed Only On Exercise Of Warrant)

TO:        Accentia Biopharmaceuticals, Inc.

      Attention:        Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase (check applicable box):

                                              Warrant Shares

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $                    . Such payment takes the form of:

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to                                                                       whose address is                                                                                                                   .

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of Holder as specified on the face of the Warrant)

Address:

A-1

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT

(To Be Signed Only On Transfer Of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the number of Warrant Shares opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of the Company with full power of substitution in the premises.

Transferees	Address	Warrant to purchase The Number of Warrant Shares set forth below

Dated:
(Signature must conform to name of Holder as specified on the face of the Warrant)

Address:

SIGNED IN THE PRESENCE OF:

(Name)
ACCEPTED AND AGREED:
[TRANSFEREE]

(Name)

B-1